Exhibit 4.10

WARRANT AGREEMENT

Agreement made as of                     , 2006 between Viragen, Inc., a Delaware corporation, with offices at 865 Southwest 78th Avenue, Suite 100, Plantation, Florida 33324 (“Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, with offices at One Mellon Center, 500 Grant Street, Suite 2122, Pittsburg, Pennsylvania 15258 (“Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of Units (“Units”) and, in connection therewith, has determined to issue and deliver, on the detachment date described in Section 2.4 below, and from time-to-time thereafter, up to (i)                      Warrants (“Public Warrants”) to the public investors, and (ii)                      Warrants to Dawson James Securities, Inc. (“Dawson James” or the “Underwriter”) or its designees (“Underwriter’s Warrants” and, together with the Public Warrants, the “Warrants”) as part of a Unit Purchase Option, dated as of                     , 2006 (the “Purchase Option”), each Public Warrant evidencing the right of the holder thereof to purchase one share of the Company’s common stock, par value $.01 per share (“Common Stock”), for $                    , subject to adjustment as described herein and each Underwriter’s Warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $                    , subject to adjustment described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No. 333-136144 on Form S-1 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Units, the Warrants and the Common Stock issuable upon exercise of the Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2. Warrants.

2.1 Form of Warrant. Each Public Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, and which shall include the subscription form to be printed on the reverse thereof, with such changes, marks of identification or designation and legends, summaries or endorsements printed thereon as the Company may deem appropriate but which do not change the rights, duties or obligations of the Warrant Agent hereunder, and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto. The provisions of the Warrant are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or President and Treasurer, Secretary or Assistant Secretary of the Company (“Authorized Officers”) and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same force and effect as if he or she had not ceased to be such at the date of issuance and delivery by the Company. The Underwriter’s Warrant shall be in the form of Exhibit B thereto.

2.2 Effect of Countersignature. The Warrants will then be countersigned by the Warrant Agent, unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect for any purpose and may not be exercised by the holder thereof. Such signature by the Warrant Agent upon any Warrant executed by the Company shall be conclusive evidence that such Warrant has been duly issued under the terms of this Warrant Agreement.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent is hereby authorized and instructed to keep or cause to be kept, at the office of the Warrant Agent designated for such purpose, the books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Neither the Company nor the Warrant Agent will be liable or responsible for any registration or transfer of any Warrants that are registered or are to be registered in the name of a fiduciary or the nominee of a fiduciary.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The securities comprising the Units will not be separately transferable prior to                     , 2007, subject to earlier separation in the discretion of Dawson James; provided, however, in no event will Dawson James allow separate trading until (i) the preparation of an audited balance sheet of the Company reflecting receipt by the Company of the proceeds of the offering of the Units and the filing of such audited balance sheet with the Securities and Exchange Commission on a Form 8-K or similar form by the Company which includes such balance sheet; (ii) the Company files a Form 8-K and issues a press release announcing when such separate trading will begin; and (iii) the business day following the earliest to occur of the expiration of the over-allotment option or the exercise of the over-allotment option in full.

2.5 Warrants and Underwriter’s Warrants. The Underwriter’s Warrants shall have the same terms and be in the same form as the Public Warrants except with respect to the Warrant Price as set forth below in Section 3.1.

2.6 Initial Issuance of Public Warrants and Underwriter’s Warrants.

2.6.1 Public Warrants. Prior to the detachment date described above in Section 2.4, there will be no Public Warrants issued and outstanding. On and after the detachment date, each holder of a Unit shall thereafter be entitled to receive, and the Warrant Agent shall issue, through the facilities of The Depository Trust Company or in certificated form (as and when Unit certificates are presented to the Transfer Agent for transfer, or exchange for shares of Common Stock and Public Warrants), that number of Public Warrants as were included in the holder’s Units immediately prior to the detachment date.

2.6.2 Underwriter’s Warrants. The Underwriter may exercise Purchase Options from time to time following the date on which the Purchase Options become exercisable, and, in connection therewith, the Company may instruct the Warrant Agent to issue Warrants to the Underwriter upon such exercise. The Warrant Agent shall issue Underwriter’s Warrants, in certificated form, up to the maximum number of Underwriter’s Warrants specified in the Preamble to this Agreement, in accordance with the written instructions of the Company.

2.6.3 Delivery of Warrants; Effect on Agreement. From and after the date Warrants are issued in accordance with Sections 2.6.1 and 2.6.2, above, (a) the Public Warrants, but not the Underwriter’s Warrants, may be delivered through the facilities of The Depository Trust Company or in certificated form, and (b) such Warrants shall be governed by the terms and conditions of this Agreement.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Public Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $                     per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The Underwriter’s Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $                     per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined in Section 3.2 below) with prompt written notice to the Warrant Agent; provided, that any such reduction shall be identical in percentage terms among all of the Warrants and such lowered Warrant Price must remain in effect for a minimum of ten (10) business days.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) which commences on the date of the separation of the Unit as described in Section 2.4, and will expire unless exercised before 5:00 p.m., New York City time, on the earlier to occur of (i)                     , 2011 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (the “Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide prompt written notice of not less than 20 days to the Warrant Agent and the registered holders of the Warrants of such extension; provided, further, that any such extension shall be identical in duration among all of the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Warrant Agreement, including Section 3.3.2, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.

3.3.2 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant and shall have no obligation to settle the Warrant exercise unless (i) a registration statement under the Act with respect to the Common Stock is effective, subject to the Company satisfying its obligations under Section 7.5 to use its best efforts, or (ii) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holders reside. In the event that a registration statement with respect to the Common Stock underlying a Public Warrant or Underwriter’s Warrant is not effective under the Act, the holder of such Public Warrant or Underwriter’s Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the warrant exercise. Public Warrants and Underwriter’s Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. The Warrant Agent shall have no duty or liability with regard to the enforcement of the preceding sentence, nor shall it be deemed to knowledge of the laws of any jurisdiction with regard to such exercise, unless and until it has been advised thereof in writing by the Company and instructed as to what action it should take.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.5 Warrant Solicitation and Warrant Solicitation Fee.

(a) The Company has engaged Dawson James, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. The Company, at its cost, will (i) assist Dawson

James with respect to such solicitation, if requested by Dawson James, and (ii) at Dawson James’ request, provide Dawson James, and direct, through written instructions, the Company’s transfer and warrant agent to provide Dawson James, lists of the record, and to the extent known, beneficial owners of the Warrants. The Company hereby instructs the Warrant Agent to cooperate with Dawson James in every reasonable respect in connection with Dawson James’ solicitation activities, including, but not limited to, providing to Dawson James, at the Company’s cost and upon written instruction to the Warrant Agent, a list of record and beneficial holders of the Warrants and circulating a prospectus disclosing the compensation arrangements referenced in Section 3.3.5(b) below to holders of the Warrants at the time of exercise of the Warrants. In addition to the conditions set forth in Section 3.3.5(b), Dawson James shall accept payment of the warrant solicitation fee provided in Section 3.3.5(b) only if permitted under the rules and regulations of the NASD and only to the extent that the investor who exercises his, her or its Warrants specifically designates, in writing, that Dawson James solicited his, her or its exercise. In addition to soliciting, either orally or in writing, the exercise of Warrants by a Warrantholder, such services may also include disseminating information, either orally or in writing, to Warrantholders about the Company or the market for the Company’s securities, or assisting in the processing of the exercise of Warrants.

(b) In each instance in which a Warrant is exercised, the Warrant Agent shall give written notice of such exercise within a reasonable time period to the Company and Dawson James (“Warrant Agent’s Exercise Notice”). If, upon the exercise of any Warrant more than one year from the effective date of the Registration Statement, (i) the market price of the Company’s Common Stock is greater than the Warrant Price, (ii) disclosure of compensation arrangements was made both at the time of the Public Offering and at the time of exercise (by delivery of the Prospectus or as otherwise required by applicable law, rule or regulation), (iii) the holder of the Warrant confirms in writing that the exercise of the Warrant was solicited by Dawson James, (iv) the Warrant was not held in a discretionary account, and (v) the solicitation of the exercise of the Warrant was not in violation of Regulation M (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, as amended, then the Warrant Agent, simultaneously with the distribution of proceeds to the Company received upon exercise of the Warrant(s) so exercised, shall, on behalf of the Company, pay from the proceeds received upon exercise of the Warrant(s), a fee of 5% of the Warrant Price to Dawson James, provided that Dawson James delivers to the Warrant Agent within ten (10) business days from the date on which Dawson James has received the Warrant Agent’s Exercise Notice, a certificate that the conditions set forth in the preceding clauses (iii), (iv) and (v) have been satisfied and the Company provides written notice as to (i) and (ii) authorizing such payment. Notwithstanding the foregoing, no fee will be paid to Dawson James with respect to the exercise by the Underwriter or its affiliates of Warrants purchased by it or them upon exercise of the Underwriter’s Warrants and still held by the Underwriter or them for its or their own account. Dawson James and the Company may at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant certificates returned to the Warrant Agent upon exercise of Warrants.

(c) The provisions of this Section 3.3.5. may not be modified, amended or deleted without the prior written consent of Dawson James.

4. Adjustments.

4.1 Stock Dividends; Split Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number or kind of shares issuable upon exercise of a Warrant, the Company shall promptly give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail a brief statement of the facts requiring the adjustments and the method of calculation upon which the adjustments are based. The notice shall be conclusive evidence of the correctness of the adjustments and the Warrant Agent may rely on it for all purposes. The Warrant Agent will not be deemed to have any notice of any said adjustment prior to receiving such notice. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall have no duty or obligation to (i) determine if any adjustments are warranted hereunder or (ii) investigate or confirm whether the information contained in such notice complies with the terms of this Agreement or any other document, or is accurate and correct. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up on the basis of the aggregate number of shares purchasable to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, written notice of which shall be promptly delivered to the Warrant Agent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate written instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4 Service Charges. No service charge to a registered holder shall be made for any exchange or such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption. Subject to Section 6.4 hereof, the Warrants may be redeemed, at the option of the Company, in whole or in part, at any time commencing six months after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.001 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $                     per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to but not including the date on which notice of redemption is given and provided that the Warrants and shares of common stock underlying the Warrants are covered by a registration statement that is effective under the Act. Because redemption is at the option of the Company and because such redemption is subject to conditions, any or all of the Warrants may expire unredeemed. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of Dawson James. In determining whether to grant consent to any redemption, Dawson James will assess the relative strengths of the securities markets and similar companies, in general, and the trading pattern of, and demand for the Company’s securities in particular.

6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to Warrant Agent and the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met, including the opportunity of the Warrant holder to exercise prior to redemption pursuant to Section 6.3. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of Dawson James.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. Nothing contained in this Agreement or in the Warrant will be construed as conferring upon the registered holder thereof or his transferees any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. Upon (a) receipt be the Company and the Warrant Agent of (i) evidence satisfactory to the Company and the Warrant Agent of the loss, theft, mutilation, or destruction of a Warrant and (ii) security or indemnity as may be satisfactory to the Company or the Warrant Agent, and (b) surrender to the Warrant Agent and cancellation of the Warrant if mutilated, the Company will prepare, execute and deliver a new Warrant of like denomination, tenor, and dated as of such cancellation date to the Warrant Agent and the Warrant Agent will countersign and deliver the new Warrant to the holder in lieu of the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Cancellation and Destruction of Warrants. All Warrants surrendered for the purpose of exercise, transfer, split up, combination or exchange will, if surrendered to the Company, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, will be canceled by the Warrant Agent, and no Warrants will be issued in lieu thereof except as expressly permitted by this Agreement. The Company will deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent will so cancel and retire, any other Warrant purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent will destroy such canceled and retired Warrants and notify the Company of the destruction of such Warrants.

7.4 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.5 Registration of Common Stock. The Company agrees that prior to the commencement of the Exercise Period, it shall prepare and file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of, and shall use its best efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company and the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Warrant Agreement; provided, however, that the Company shall not be obligated to deliver securities and shall not have penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise by the holder. The provisions of this Section 7.5 may not be modified, amended or deleted without the prior written consent of Dawson James.

8. Concerning the Warrant Agent and Other Matters.

8.1.1 Compensation. The Company will pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Warrant Agent, its reasonable expenses and reasonable counsel fees and expenses and other disbursements incurred in the preparation, delivery, administration, execution and amendment of this Agreement and the exercise and performance of its duties hereunder. The Company will indemnify the Warrant Agent for, and hold it harmless against, any loss, liability, suit, action, proceeding, damage, judgment, claim, settlement, cost or expense, incurred without gross negligence, bad faith or willful misconduct (as each is determined by a final non-appealable order of a court of competent jurisdiction) on the part of the Warrant Agent, for any action taken, suffered or omitted by the Warrant Agent in connection with the acceptance and administration of this Agreement (collectively, “Losses”), including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, except in each case for Losses that arise out of or in connection with any gross negligence, bad faith or willful misconduct by the Warrant Agent or its agents or representatives. The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity reasonably satisfactory to it.

8.1.2 Liability. The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (as each is determined by a final non-appealable order of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. Any liability of the Warrant Agent under this Agreement shall be limited to the amount of fees paid by the Company to the Warrant Agent.

8.1.3 Reliance on Warrants. The Warrant Agent will be protected and will incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Warrant or certificate evidencing Common Stock or other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons. The provisions of and rights and obligations contained in this Section 8.1.3 shall survive the termination of this Agreement and/or the Warrants and the resignation, replacement or removal of the Warrant Agent.

8.2 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares. Notwithstanding the foregoing, neither the Company nor the Warrant Agent will be required to pay any tax or other governmental charge that may be payable in connection with any split up, further transfer, combination, exercise or exchange of Warrants in any name other than that of the holder thereof. The Warrant Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a holder of applicable taxes or governmental charges unless and until the Warrant Agent is satisfied that all such taxes and/or charges are paid.

8.3 Resignation, Consolidation, or Merger of Warrant Agent.

8.3.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor warrant agent at the Company’s cost. Any successor warrant agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having an office in the Borough of Manhattan, City and State of New York, and subject to supervision or examination by federal or state authority. After appointment, any successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor warrant agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor warrant agent all such authority, powers, rights, immunities, duties, and obligations.

8.3.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent for the Common Stock not later than the effective date of any such appointment. Failure to give any notice provided for in this Section 8.3.2, however, or any defect therein, will not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be.

8.3.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

8.4 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.5 Duties and Obligations of Warrant Agent.

8.5.1 The Warrant Agent undertakes only the duties and obligations expressly imposed by this Agreement (and no implied duties) upon the following terms and conditions, by all of which the Company and the holders, by their acceptance of Warrants, will be bound.

8.5.2 The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Warrant Agent), and the advice or opinion of such counsel will be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted by it in accordance with such advice or opinion.

8.5.3 Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered by it pursuant to the provisions of this Warrant Agreement.

8.5.4 The Warrant Agent shall not be liable and shall be fully protected in acting upon any written notice, instruction, direction, request or other communication which the Warrant Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content thereof. The Warrant Agent shall not take any instructions or directions except those given in accordance with this Warrant Agreement.

8.5.5 The Warrant Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants or be required to verify same, and all such statements and recitals are and will be deemed to have been made by the Company only.

8.5.6 The Warrant Agent shall have no responsibility or liability with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be validly authorized and issued, fully paid and nonassessable.

8.5.7 The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

8.5.8 The Warrant Agent and any member, stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or any affiliate thereof or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein will preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.5.9 The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, accountants, agents or other experts, and the Warrant Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or the holders of Warrants resulting from any such act, default, neglect or misconduct, absent gross negligence or bad faith (as each is determined by a final non-appealable order of a court of competent jurisdiction) in the selection and continued employment thereof.

8.5.10 The Warrant Agent will not be under any duty or responsibility to insure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Warrants.

8.5.11 Without limiting the foregoing, unless otherwise expressly provided in this Agreement, the Warrant Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Warrant or any other agreement between or among the parties hereto, even though reference thereto may be made in this Warrant Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Warrant Agreement.

8.5.12 The Warrant Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Warrant Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication).

8.5.13 In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any holder or other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent

8.5.14 The rights and obligations contained in this Section shall survive the termination of this Warrant Agreement and the resignation, replacement or removal of the Warrant Agent.

8.6 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

9. Representations and Warranties of the Company. The Company hereby represents and warrants to the Warrant Agent that:

9.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby.

9.2 The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

9.3 The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will not conflict with, violate or constitute a breach of any material contract, agreement or instrument by which the Company is bound or any judgment, order, decree, law, statute, rule, regulation or other judicial or governmental restriction to which the Company is subject.

9.4 This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

9.5 The Warrants, when issued and delivered to the initial holders as provided in this Agreement, and the Warrant shares issued upon exercise of the Warrants, when issued, paid for and delivered as provided in this Agreement, will be validly issued, fully paid and nonassessable.

10. Miscellaneous Provisions.

10.1 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

10.2 Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Viragen, Inc.

865 Southwest 78th Avenue, Suite 100

Plantation, Florida 33324

Attn: Charles A. Rice, President and Chief Executive Officer

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Mellon Investor Services LLC

One Mellon Center

500 Grant Street, Suite 2122

Pittsburgh, Pennsylvania 15258

Attn: Mitzi Brinkman

With a copy to:

Mellon Investor Services LLC

480 Washington Blvd.

Jersey City, New Jersey 07310

Attention: General Counsel

with a copy in each case to:

Schneider Weinberger & Beilly LLP

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, Florida 33431

Attn: Steven I. Weinberger, Esq.

and

Blank Rome LLP

One Logan Square

18th & Cherry Streets

Philadelphia, Pennsylvania 19103

Attn: Jane K. Storero, Esq.

and

Dawson James Securities, Inc.

925 South Federal Highway, 6th Floor

Boca Raton, Florida 33432

Attn: Robert D. Keyser, Chief Executive Officer

10.3 Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of Florida, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of Florida or the United States District Court for the Southern District of Florida, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

10.4 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or entity other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 3.3.5, 6.1, 6.4, 7.5 and 10.2 hereof, Dawson James, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. Dawson James shall be deemed to be a third-party beneficiary of this Warrant Agreement with respect to Sections 3.3.5, 6.1, 6.4, 7.5 and 10.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and Dawson James with respect to the Sections 3.3.5, 6.1, 6.4, 7.5 and 10.2 hereof) and their successors and assigns and of the registered holders of the Warrants. This Section 10.4 shall not be modified or amended without the prior written consent of Dawson James.

10.5 Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

10.6 Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

10.8 Certain Interpretive Matters. Unless the context otherwise requires, (i) all references to Sections are to Sections of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, and (iv) words in the singular include the plural and vice versa. All references to dollar amounts are to lawful currency of the United States of America.

10.9 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each of Dawson James and the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent. Notwithstanding anything to the contrary herein, an appropriate officer of the Company shall deliver a certificate which states that the proposed supplement or amendment is in compliance with the terms of this Section and, provided such supplement or amendment does not change the Warrant Agent’s rights, duties, liabilities or obligations hereunder, the Warrant Agent shall then execute such supplement or amendment. The Warrant Agent shall not be obligated to execute any amendment or supplement which affects its rights or duties. Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section will be binding upon all holders and upon each future holder, the Company and the Warrant Agent. In the event of any amendment, modification or waiver, the Company will give prompt notice thereof to all holders and, if appropriate, notation thereof will be made on all Warrants thereafter surrendered for registration of transfer or exchange.

10.10 Entire Agreement. This Agreement constitutes the entire Agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements among the parties hereto with respect thereto except as expressly set forth herein.

10.11 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	VIRAGEN, INC.

By:
Name:
Title:

Attest:	MELLON INVESTOR SERVICES LLC

By:
Name:
Title:

Exhibit A

FORM OF WARRANT